Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS NAMES RICHARD STRULSON AS EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL, AND CHIEF COMPLIANCE OFFICER

LEHI, Utah, October 3, 2013 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading natural health and wellness company engaged in the manufacture and direct selling of nutritional and personal care products, today announced the appointment of Richard Strulson to Executive Vice President, General Counsel, and Chief Compliance Officer. Mr. Strulson has extensive legal experience in direct selling and the consumer product industry and will play an instrumental role in the leadership of Nature’s Sunshine Products’ global business activities.

Most recently, Mr. Strulson served as Senior Vice President, Chief Privacy Officer, and Counsel, of Herbalife, one of the world’s largest direct selling companies. At Herbalife, he was a member of the senior executive team and oversaw all general corporate legal work worldwide, including 20 internal attorneys and over 100 outside law firms across 88 countries. He was also responsible for the legal processes associated with opening new international markets as well as leading the compliance efforts related to privacy and data protection, securities, document retention, and the Foreign Corrupt Practices Act. From 1998 to 2004, he served in a variety of senior legal counsel positions for The Walt Disney Company and FOX Cable Networks, where he was responsible for negotiating media rights and licensing agreements.

Prior to his internal legal counsel positions, Mr. Strulson was a Corporate Attorney in Los Angeles with Latham and Watkins from 1995 to 1998 and clerked for Chief Justice E. Norman Veasey of the Delaware Supreme Court from 1994 to 1995. Mr. Strulson received a Doctor of Jurisprudence and Masters of Business Administration from Duke University in 1994, and a B.A. in Foreign Affairs and Economics from the University of Virginia in 1990.

“I am very pleased to welcome Richard Strulson to our leadership team,” said Gregory L. Probert, Nature’s Sunshine Products’ Chairman and CEO.  “His qualifications and reputation in the legal community are exemplary, and he will play a key role in defining, developing, and communicating the Company’s legal and compliance requirements and goals across our employee and Distributor base.  He will also lead our regulatory and government relations efforts worldwide.”

About Nature’s Sunshine Products

Nature’s Sunshine Products (NASDAQ:NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products through a global direct sales force of over 340,000 active independent Managers, Distributors and customers in more than 40 countries.  Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. The Company has three reportable business segments that are divided based on the characteristics of their Distributor base, similarities in compensation plans, as well as the internal organization of NSP’s officers and their responsibilities (NSP Americas, Asia Pacific and Europe; NSP Russia, Central and Eastern Europe; and Synergy WorldWide). The Company also supports health and wellness for children around the world through its partnership with the Little Heroes Foundation.  Additional information about the Company can be obtained at its website, www.natr.com.

Contact:

Steve  Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Lehi, Utah 84043

(801) 341-7303